Exhibit 3.7

                           Hunton & Williams
                     One Hanover Square, Suite 1400
                        Fayetteville Street Mall
                     Raleigh, North Carolina  27601

                            November 9, 1995

The Bank of New York
through its Wall Street Trust Division
 101 Barclay Street
New York, New York 10286

     Re:     Van Kampen American Capital Distributors, Inc.
                  Insured Municipals Income Trust and
         Investors' Quality Tax-Exempt Trust, Multi-Series 262,
     North Carolina Investors' Quality Tax-Exempt Trust, Series 84

Gentlemen:

     We are acting as special North Carolina counsel to the Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series 262 (the "Fund") on North Carolina tax matters relating to North Carolina Investors' Quality Tax-Exempt Trust, Series 84 (the "North Carolina Trust") included as part of the Fund. Units of beneficial interest in the North Carolina Trust (the "Units") are to be sold pursuant to an effective registration statement on Form S-6 (Registration No. 33-61751) under the Securities Act of 1933 (the "Registration Statement"), filed by Van Kampen American Capital Distributors, Inc. (the "Sponsor") on behalf of the Fund, covering the Units and other units of the other trusts described in the Registration Statement. The number of Units to be sold is stated in the Registration Statement.

     The North Carolina Trust is to be established and the Units are to be created pursuant to a Trust Agreement (the "Trust Agreement"), dated the date hereof, among the Sponsor and The Bank of New York through its Wall Street Trust division, as Trustee (the "Trustee"). We understand that the portfolio of the North Carolina Trust consists of bonds issued by the State of North Carolina or municipalities, authorities or political subdivisions thereof (the "North Carolina Bonds") or by territories or possessions of the United States. We has assumed for the purposes of this opinion that the issuers of bonds other than North Carolina Bonds will be limited to the Commonwealth of Puerto Rico, the United States Virgin Islands or Guam, or their respective public authorities (collectively, the "Possession Bonds") (the North Carolina Debt Obligations and the Possession Debt Obligations are sometimes referred to herein as the "Bonds").

     We have examined originals, forms or certified copies, or copies otherwise identified to our satisfaction, of the Trust Agreement, the Registration Statement and such other documents as we have deemed necessary for the purpose of this opinion. We have also relied upon the form of opinion, to be dated the date hereof and addressed to the Sponsor, of Chapman and Cutler, counsel to the Sponsor, with respect to the matters of Federal income tax law set forth therein.

     We have also relied on current interpretations of the North Carolina Department of Revenue regarding the tax consequences resulting from the inclusion of Possession Bonds in the North Carolina Trust. There can be no assurance that these interpretations will not be changed during the existence of the North Carolina Trust. These interpretations are:

     a. Individual Income Tax Bulletin on the subject of "Deductions from Federal Taxable Income" located in the publication "Individual Income Tax Bulletins, Taxable Years 1993 and 1994," issued by the
North Carolina Department of Revenue effective for tax years 1993 and 1994 (a copy of a pertinent portion of which is attached hereto as Exhibit A, and which we assume will remain applicable for tax year 1995); and

     b. Letters dated February 3, 1984, and November 16, 1984 of the Division of Corporate Income and Franchise Taxation, North Carolina Department of Revenue (copies of which are attached hereto as Exhibits B-1 and B-2).

   Based upon the foregoing, we are of the opinion that, insofar as the law of the State of North Carolina is concerned, upon the establishing of the North Carolina Trust and the issuance of the Units thereunder:

           A. The North Carolina Trust is not an "association" taxable as a corporation under North Carolina law with the result that income of the North Carolina Trust will be deemed to be income of the Unit holders.

           B. Interest on the Bonds that is exempt from North Carolina income tax when received by the North Carolina Trust will retain its tax-exempt status when received by the Unit holders.

           C. Unit holders will realize a taxable event when the North Carolina Trust disposes of a Bond (whether by sale, exchange, redemption or payment at maturity) or when a Unit holder redeems or sells his Units (or any of them), and taxable gains for Federal income tax purposes may result in gains taxable as ordinary income for North Carolina income tax purposes. However, when a Bond has been issued under an act of the North Carolina General Assembly that provides that all income from such Bond, including any profit made from the sale thereof, shall be free from all taxation by the State of North Carolina, any such profit received by the North Carolina Trust will retain its tax-exempt status in the hands of the Unit holders.

           D. Unit holders must amortize their proportionate shares of any premium on a Bond. Amortization for each taxable year is achieved by lowering the Unit holder's basis (as adjusted) in his Units, with no deduction against gross income for the year.

           E. The Units are exempt from the North Carolina tax on intangible personal property so long as the corpus of the North Carolina Trust remains composed entirely of Bonds or, pending distribution, amounts received on the sale, redemption or maturity of the Bonds and the Trustee periodically supplies to the North Carolina Department of Revenue at such times as required by the Department of Revenue a complete description of the North Carolina Trust and also the name, description and value of the obligations held in the corpus of the North Carolina Trust.

     In rendering the foregoing opinion we have not passed on or considered, among other things, the due authorization and delivery of the Bonds or the North Carolina income tax or intangibles tax status of the Bonds or income therefrom.

     No opinion is expressed herein as to the effect on the North Carolina Trust, or on the taxability of the Units or amounts received from the North Carolina Trust by Unit holders, as a result of the inclusion of Bonds other than North Carolina Bonds and Possession Bonds in the North Carolina Trust.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement under the headings "Tax Status Of The Trust Funds" and "Legal Opinions."

                                    Very truly yours,

                                    Hunton & Williams